EXHIBIT (j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Calvert Variable Products, Inc.

We consent to the use of our report dated February 19, 2020, with respect to the financial statements of Calvert VP Volatility Managed Growth Portfolio, Calvert VP Volatility Managed Moderate Growth Portfolio and Calvert VP Volatility Managed Moderate Portfolio, each a series of Calvert Variable Products, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, PA

April 28, 2020